EXHIBIT 10.9

Portions Subject to Confidential Treatment Request Under Rule 24b-2

COLLABORATIVE RESEARCH AGREEMENT

BETWEEN

CELATOR TECHNOLOGIES INCORPORATED

AND

BRITISH COLUMBIA CANCER AGENCY

COLLABORATIVE RESEARCH AGREEMENT

TABLE OF CONTENTS

Article 1 Interpretation		1
1.1	Definitions	1
1.2	Other Definitions.	5
1.3	Currency	6
1.4	Best of Knowledge	6
1.5	Entire Agreement	6
1.6	Exhibits	6
1.7	Governing Law	6
1.8	Headings	6
1.9	Wording	6

Article 2 Scope of Agreement		6
2.1	Purpose of Agreement	6
2.2	Term	7
2.3	Issuance of Celator Shares to BCCA	7

Article 3 Research and Development		7
3.1	Performance of Work	7
3.2	Assistance	7
3.3	Changes in the Work	7
3.4	Reports	8
3.5	Directing Investigators	8
3.6	Assignments by Personnel	8
3.7	Removal of Personnel	8
3.8	Consulting	8
3.9	Location	8
3.10	Purchased Equipment	8
3.11	Loaned Equipment	9
3.12	Research Samples	9
3.13	Work for Third Parties	10
3.14	Subcontractors	10

Article 4 Acceptance Procedures		11
4.1	Completion	11
4.2	Acceptance and Deemed Acceptance	11
4.3	Rejection	11

Article 5 Fees		11
5.1	Research and Development Fees	11
5.2	Payment of Fees	11
5.3	Invoices	12
5.4	Work-Related Accounts and Audits	12

Article 6 Royalty Payments		12
6.1	Royalties	12
6.2	Royalty Period	12
6.3	Payment of Royalties	13
6.4	Exclusion from Royalties	13
6.5	Adjustment of Royalty	13
6.6	Adjustment for Compulsory Licence	14

- ii -

6.7	Net Sales Reports	14
6.8	Expiration of Royalties	14
6.9	Expiration/Termination Report	14
6.10	Royalty-Related Accounts and Audit	15
6.11	Confidentiality of Reports	15

Article 7 Taxes		15
7.1	Taxes	15

Article 8 Intellectual Property		16
8.1	Title	16
8.2	Assignment of Prior Intellectual Property	16
8.3	Licence and Assignment of Celator-Sponsored Intellectual Property	16
8.4	Revocation of Licence	17
8.5	Disclosure of Inventions	17
8.6	Other Intellectual Property	18
8.7	UBC Affiliation Agreement	18
8.8	Diligence in Commercialisation	18
8.9	Decision Not to Commercialise	18

Article 9 Patents; Prosecution and Litigation		19
9.1	Prosecution of Patents	19
9.2	Defence of Infringement Suits	19
9.3	Infringement by Third Parties	20
9.4	Status of Proceedings	20

Article 10 Confidentiality; Publicity; Publications		20
10.1	Obligation of Confidentiality	20
10.2	Prior Disclosures	21
10.3	Freedom of Information and Protection of Privacy Act	21
10.4	Publicity	21
10.5	Publications	21
10.6	Duration of Obligation	22

Article 11 Research Records and Inspections		22
11.1	Maintenance of Research Records	22
11.2	Access and Monitoring	22
11.3	Inspection and Audit of Facilities	22
11.4	Cessation of Work	22

Article 12 Legal And Regulatory Matters		23
12.1	Compliance with Laws	23
12.2	Notice of Reports	23
12.3	Regulatory Approvals	23
12.4	Recalls	23

Article 13 Representations, Warranties and Covenants		23
13.1	BCCA Representations, Warranties and Covenants	23
13.2	Celator Representations, Warranties and Covenants	24
13.3	No Other Warranties	24
13.4	No Consequential Damages	25
13.5	BCCA Limitation of Liability	25

Article 14 Indemnification		25
14.1	General Indemnities	25
14.2	Indemnification Procedure	25

- iii -

Article 15 Termination		26
15.1	Termination for Convenience	26
15.2	Termination for Breach	26
15.3	Termination on Bankruptcy	26
15.4	Costs on Termination	27
15.5	Transfer of Technology	27
15.6	Return of Confidential Information	27
15.7	Payment on Termination	28
15.8	Survival	28

Article 16 General Provisions		28
16.1	Amendments	28
16.2	Assignment	28
16.3	Counterparts; Facsimile	29
16.4	Dispute Resolution	29
16.5	Enurement	29
16.6	Further Assurances	29
16.7	Independent Legal Advice	30
16.8	Injunction	30
16.9	Insurance	30
16.10	Interest	30
16.11	Notices	30
16.12	No Waiver	31
16.13	Relationship of Parties	31
16.14	Rights and Remedies	32
16.15	Severability	32

COLLABORATIVE RESEARCH AGREEMENT

THIS AGREEMENT dated for reference the      day of                     , 2001.

BETWEEN:

CELATOR TECHNOLOGIES INC., having an office at 604 West Broadway, Vancouver, British Columbia, Canada V5Z 1G1 (“Celator”)

OF THE FIRST PART

AND:

BRITISH COLUMBIA CANCER AGENCY, having its administrative offices at 600 West 10th Avenue, Vancouver, British Columbia, Canada V5Z 4E6 (“BCCA”)

OF THE SECOND PART

WHEREAS:

A.	The parties desire to develop a research program comprised of research projects conducted by BCCA’s personnel pursuant to R&D Work Schedules (as hereinafter defined) under the direction of Dr. Marcel Bally and Dr. Lawrence Mayer;

B.	The research program contemplated by this Agreement is of mutual interest and benefit to BCCA and Celator, will further the instructional and research objectives of BCCA in a manner consistent with its status as a charitable organisation, and may derive benefits for both Celator and BCCA through inventions, improvements, and/or discoveries;

C.	The parties acknowledge that both Dr. Marcel Bally and Dr. Lawrence Mayer have appointments within BCCA and are also directors and/or officers of Celator and that Dr. Bally and Dr. Mayer will be required to comply with BCCA policies relating to conflicts of interest.

D.	The parties desire to outline in detail the conditions for commercialisation of the results of the research program for the mutual benefit of both Celator and BCCA, on the terms and conditions set out in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the premises and of the mutual covenants herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Article 1 Interpretation

1.1 Definitions

In this Agreement, unless a contrary intention appears, the following words and phrases shall have the meanings set out below:

(a)	“Acceptance” shall have the meaning set out in Section 4.2;

(b)	“Affiliate” of a party hereto shall mean any entity that controls, is controlled by, or is under common control with such party. For purposes of this definition, a party shall be deemed to control another entity if it owns or controls, directly or indirectly, at least fifty percent (50%) of the voting power of the other entity;

(c)	“Agreement” shall mean this Collaborative Research Agreement including all Exhibits attached to this Agreement;

(d)	“BCCA Personnel” shall mean any personnel of BCCA who perform research or contract research service work, including, without limitation, visiting scientists, research associates, post-doctoral fellows, graduate students and BCCA staff;

(e)	“Business Day” shall mean a day that is not a Saturday or a Sunday or a statutory holiday in British Columbia;

(f)	“Celator-Sponsored Intellectual Property” shall mean all Intellectual Property arising from the performance of the Work under this Agreement in the Fields of Research;

(g)	“Claim” shall mean any action, claim, demand, proceeding, suit, complaint, cause of action, loss, damage, cost or expense (including reasonable legal fees and disbursements on a solicitor and client basis);

(h)	“Combination Product” shall mean a Royalty-Bearing Product that embodies any technology which is independently invented or developed by Celator, its Affiliates or sub-licensees or is acquired by Celator, its Affiliates or sub-licensees from a Third Party;

(i)	“Confidential Information” shall mean:

(i)	any and all information disclosed by one party to the other party relating to this Agreement, a Project, an R&D Work Schedule, the Work or the Royalty-Bearing Products and any other information of a confidential and proprietary nature, including, without limiting the generality of the foregoing, all research, data, specifications, know-how, formulae, processes, plans, drawings, prototypes, models, documents, reports, studies, records, protocols, instructions, manuals and papers, provided that:

(A)	any such information provided in writing must be marked as confidential, and

(B)	any such information disclosed orally or in some other non-tangible form, must be identified as confidential at the time of disclosure and summarised in writing by the disclosing party and delivered to the receiving party within thirty (30) days after making the disclosure, and

(ii)	all other materials of any nature whatsoever, whether written or otherwise, created by or for the receiving party, derived from or otherwise relating to such information,

but excluding any portion of such information that:

(iii)	is part of the public domain at the time of disclosure other than through a breach of this Agreement,

(iv)	after disclosure, subsequently becomes part of the public domain other than as a consequence of a breach of an obligation of confidentiality owed to the disclosing party by the receiving party,

(v)	is obtained by the receiving party from a Third Party with a valid right to disclose it, provided that said Third Party is not under a confidentiality obligation to the disclosing party,

(vi)	is independently developed by employees, agents or consultants of the receiving party who had no knowledge of or access to the information disclosed by disclosing party as evidenced by the receiving party’s business records,

(vii)	was known or possessed by the receiving party prior to receipt from the disclosing party, other than through prior disclosure by the disclosing party, as evidenced by the receiving party’s business records, or

(viii)	is made subject to an order by judicial or administrative process requiring the receiving party to disclose any or all of the information disclosed to it by the disclosing party, provided that:

(A)	the receiving party shall promptly notify the disclosing party prior to any such disclosure and the disclosing party shall have been given the opportunity where possible to oppose such disclosure by the receiving party by seeking a protective order or other appropriate remedy, or to waive compliance with the provisions of this Agreement,

(B)	the receiving party shall disclose only that portion of the information legally required to be disclosed, and

(C)	the receiving party will exercise all reasonable efforts to maintain the confidential treatment of the information.

A combination of features will not be deemed within the foregoing exceptions merely because individual features are in the public domain or in the possession of the receiving party unless the combination itself is in the public domain or in the possession of the receiving party;

(j)	“Deliverables” shall mean those items (tangible or intangible) which are to be provided to Celator by BCCA pursuant to this Agreement as set out in one or more R&D Work Schedules during the Term, including, without limitation, all Work product, materials, Intellectual Property, documentation, reports, schedules and specifications arising from the performance of the R&D Work Schedules ;

(k)	“Dr. Bally” shall mean Dr. Marcel Bally of the Advanced Therapeutics Section of the Medical Oncology Department of BCCA;

(l)	“Dr. Mayer” shall mean Dr. Lawrence Mayer of the Advanced Therapeutics Section of the Medical Oncology Department of BCCA;

(m)	“Execution Date” shall mean the date shown on page one of this Agreement;

(n)	“FDA” shall mean the United States Food and Drug Administration and any successor entity;

(o)	“Fields of Research” shall mean the following fields of research:

(i)	research relating to lipid-based carriers with low levels of cholesterol (less than 30% by weight),

(ii)	research relating to therapeutically active lipids, including, without limitation, ceramides, phosphatidylinosital (PI) and phosphatidylserine (PS),

(iii)	research relating to lipid-based carriers with reactive surfaces, including, without limitation, carriers with negatively charged surfaces, positively charged surfaces and/or surfaces comprised of modified lipids,

(iv)	research relating to the identification and development of anticancer agent combination and formulations comprising such combinations; and

(v)	such other research as may be agreed by the parties under an R&D Work Schedule;

but shall exclude any clinical trials of compounds or formulations developed pursuant to this Agreement;

(p)	“Founders Shares” shall mean 5,136,550 Common shares in the capital of Celator issued to those employees, directors and senior officers of Celator set out in Schedule A to the Consent Resolution of the Directors of Celator dated June 12, 2000;

(q)	“HPB” shall mean the Health Protection Branch of Health Canada and any successor entity;

(r)	“Improvements” means, in respect of any Intellectual Property:

(i)	any and all Patents that claim priority to Patents arising from the Intellectual Property; and

(ii)	any and all inventions arising from the Intellectual Property, whether patented or not;

(s)	“Initial Term” shall have the meaning set out in Section 2.2;

(t)	“Intellectual Property” or “IP” means any discovery, invention, extension, improvement or other thing that may be protected by any patents, trademarks, copyrights, trade secrets, know-how and all other intellectual and industrial property rights whatsoever and world-wide (whether registered or unregistered and including applications for any of the foregoing);

(u)	“Major Country” shall mean the United States of America, Canada, Japan, the United Kingdom, France, Germany and Italy;

(v)	“Net Sales” shall mean all revenue from the sale of Royalty-Bearing Products by Celator, its Affiliates, licensees, sub-licensees or sub-distributors to end-users of the Royalty-Bearing Products, less:

(i)	trade class discounts, rebates, quantity or cash discounts, or price reductions allowed or paid,

(ii)	credits or allowances, if any, given or made for purchase charge backs, price reductions, returns, rebates, rejections, recall or destruction of spoiled, damaged, out-dated, returned or otherwise unacceptable product (voluntarily made or requested or made by an appropriate governmental agency, subdivision or department) on account of or in relation to the invoiced sales price of the Royalty-Bearing Products,

(iii)	transportation and handling charges or allowances, including freight, postage, shipping and insurance incurred on account of or in relation to the sale of the Royalty-Bearing Products,

(iv)	sales or excise taxes and other governmental charges or duties imposed on the production, sale, transportation, delivery, import, export, or use of the Royalty-Bearing Products,

(v)	reasonable allowances for bad debts and unpaid accounts remaining unpaid in respect of the sale of Royalty-Bearing Products after the exercise of reasonable commercial efforts to obtain payment; and

(vi)	any amounts paid by Celator in protecting, preparing, filing, prosecuting and maintaining any Royalty-Bearing Patents.

(w)	“Notice of Completion” shall have the meaning set out in Section 4.1;

(x)	“Other Intellectual Property” shall mean Intellectual Property that is not Prior Intellectual Property, that has been or will be researched and developed by BCCA, and that is not developed pursuant to this Agreement or any other research agreement(s) between Celator and BCCA, whether or not Dr. Bally and/or Dr. Mayer have been or will be named as co-inventors on BCCA’s invention disclosure forms for such Intellectual Property;

(y)	“Patent” shall mean:

(i)	an issued patent or a patent application,

(ii)	all continuations and continuation(s)-in-part to the patent or patent application (solely to the extent such continuation(s)-in-part contain(s) subject matter on which claims issuing obtain the benefit of a priority date of any other patent or patent application),

(iii)	all divisions, patents of addition, reissues, renewals and extensions of any of the patent, patent application, continuations and continuation(s)-in-part, and

(iv)	all foreign counterparts of any of the foregoing;

(z)	“Person” shall mean and include any individual, corporation, partnership, firm, joint venture, syndicate, association, trust, government body, and any other form of entity or organisation;

(aa)	“Prior Intellectual Property” shall mean Intellectual Property in the Fields of Research that has been researched and developed at the facilities of BCCA prior to June 14, 2000 and for which Dr. Bally and/or Dr. Mayer have been or will be named as inventors (with or without third parties) on BCCA’s invention disclosure forms that have been or will be submitted to BCCA by or on behalf of Celator on or before December 31, 2000 including all inventions and Patents listed in Exhibit B attached to this Agreement and updated from time to time;

(bb)	“Project” shall mean a research and development project as described in an R&D Work Schedule;

(cc)	“Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), licences, registrations or authorizations of any federal, state, provincial or local regulatory agency, department, bureau or other governmental entity, necessary for the manufacture, use, storage, import, transport, marketing, distribution or sale of a Royalty-Bearing Product in a country or regulatory jurisdiction in the Territory;

(dd)	“R&D Work Schedule” shall mean a work schedule in the form set out in Exhibit A executed by the parties from time to time during the Term, which sets out the specific details of the research and development activities to be performed by BCCA for Celator in the Fields of Research for a particular research project, including, without limitation, a description of the services to be performed by BCCA and the deliverables to be delivered by BCCA;

(ee)	“Research Samples” shall mean any physical substances provided by Celator to BCCA pursuant to this Agreement, as set out in an R&D Work Schedule, including, without limitation, all organisms and cells, and deoxyribonucleic acid molecules, ribonucleic acid molecules, oligonucleotides, protein molecules, peptides, lipids and any other chemical or biochemical compounds, and all products, progeny, derivatives and novel functional components that are replicated or derived therefrom;

(ff)	“Royalty-Bearing Patent” shall mean any Patent that claims all or any part of any Prior Intellectual Property or any Celator-Sponsored Intellectual Property;

(gg)	“Royalty-Bearing Product” shall mean any finished product for commercial distribution to Third Parties that embodies one or more Valid Claims;

(hh)	“Royalty Period”, in respect of a particular country in the Territory, has the meaning set out in Section 6.2;

(ii)	“Services” shall mean the services which are to be provided to Celator by BCCA pursuant to this Agreement as set out in one or more R&D Work Schedules during the Term;

(jj)	“Term” shall have the meaning as set out in Section 2.2;

(kk)	“Territory” shall mean all countries world-wide;

(ll)	“Third Party” shall mean any Person other than a party to this Agreement or an Affiliate of a party to this Agreement;

(mm)	“Valid Claim” shall mean, with respect to each country in the Territory:

(i)	a claim of an issued, unexpired Royalty-Bearing Patent, or

(ii)	a claim of a pending patent application for a Royalty-Bearing Patent, provided the claim has not been pending for more than 5 years,

that has not been:

(iii)	permanently revoked, held invalid or unenforceable by a final decision of a court or governmental agency of competent jurisdiction, which decision is unappealable or was not appealed within the time allowed therefor, or

(iv)	admitted in writing to be invalid or unenforceable by the holder(s) by reissue, disclaimer or otherwise.

(nn)	“Work” shall mean the research and development activities performed by BCCA under this Agreement during the Term, as specified in one or more R&D Work Schedules, including the performance of the Services and the provision of the Deliverables therefor.

1.2 Other Definitions.

Any words defined elsewhere in this Agreement shall have the particular meaning assigned to the words thereto.

1.3 Currency

In this Agreement, all references to money or payments shall mean the lawful currency of Canada and all payments made hereunder shall be made in Canadian dollars. Currency conversions necessitated by Celator’s receipt of Net Sales or other proceeds in a currency other than Canadian dollars shall be made at the closing rate of exchange at which Canadian dollars are legally obtainable at the Bank of Montreal as of the last Business Day of the calendar quarter for which payment is due and payable.

1.4 Best of Knowledge

Any reference in this Agreement to “the best of the knowledge of” a party will be deemed to mean the actual knowledge of the senior management of that party, without enquiry.

1.5 Entire Agreement

This Agreement (including Exhibits and R&D Work Schedules) constitutes the entire agreement among the parties concerning the subject matter hereof, and supersedes all written or oral prior agreements or understandings with respect thereto.

1.6 Exhibits

The Exhibits listed below and attached hereto shall be deemed to form an integral part of this Agreement:

Exhibit A     Research and Development (R&D) Work Schedule

Exhibit B     Prior Intellectual Property

Exhibit C     Milestones for Assignment of Celator-Sponsored Intellectual Property

In the event of a conflict between the terms and conditions set out in this Agreement and the terms and conditions set out in any Exhibit hereto, the terms and conditions set out in this Agreement shall govern.

1.7 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada in force therein without regard to its conflict of law rules. All parties agree by executing this Agreement that, subject to Section 16.4 they have attorned to the jurisdiction of the courts of the Province of British Columbia.

1.8 Headings

The headings in this Agreement are solely for convenience of reference and shall not be used for purposes of interpreting or construing the provisions hereof.

1.9 Wording

Wherever the singular or masculine form is used in this Agreement, it will be construed as the plural or feminine or neuter form, as the case may be, and vice versa, as the context or the parties require.

Article 2 Scope of Agreement

2.1 Purpose of Agreement

The parties agree that the purpose of this Agreement is to:

(a)	provide for the transfer from BCCA to Celator of all Prior Intellectual Property;

(b)	establish the terms and conditions on which BCCA will conduct for Celator a mutually agreed program of Celator-sponsored research and development in the Fields of Research, as well as license and conditionally assign to Celator all resulting Celator-Sponsored Intellectual Property;

(c)	provide for the issuance to BCCA of a number of shares being equivalent to 5.8% of the Founders Shares in the capital stock of Celator in consideration for the assignment of Prior Intellectual Property by BCCA to Celator and the covenants and obligations contained in this Agreement; and

(d)	in consideration of the licence and conditional assignment of all Celator-Sponsored Intellectual Property to Celator by BCCA, establish the terms on which Celator will pay to BCCA a royalty on Net Sales of Royalty-Bearing Products.

2.2 Term

This Agreement shall commence on June 14, 2000 and shall expire on June 13, 2005 (the “Term”), unless renewed by mutual agreement of the parties or earlier terminated in accordance with the terms and conditions of this Agreement.

2.3 Issuance of Celator Shares to BCCA

In consideration of the assignment of Prior Intellectual Property by BCCA to Celator and the rights and obligations set out in this Agreement, Celator has issued to BCCA, and BCCA acknowledges receipt of, 300,000 Common Shares in the capital stock of Celator, being the equivalent to approximately 5.8% of the Founders Shares.

Article 3 Research and Development

3.1 Performance of Work

(a)	Celator hereby engages BCCA to perform the Work in the Fields of Research and BCCA hereby agrees to perform the Work for Celator, in accordance with the terms and conditions set out in this Agreement and any R&D Work Schedule for such Work, the form of which is attached as Exhibit A. BCCA’s obligation to perform the Work pursuant to R&D Work Schedules arises only after both parties have negotiated and signed the particular R&D Work Schedule. All R&D Work Schedules agreed to by both parties become a schedule to, and are governed by, this Agreement.

(b)	BCCA shall use reasonable commercial efforts in conducting all Work, including, without limitation, performance of the Work in compliance with the budget and the delivery schedule set out in the applicable R&D Work Schedule.

(c)	During the Term, representatives of each of BCCA and Celator shall meet at such times and places as may be mutually agreed, but not less frequently than once per calendar quarter, to discuss the progress of the Work.

3.2 Assistance

Celator shall provide BCCA with reasonable assistance in the performance of the Work at Celator’s expense.

3.3 Changes in the Work

(a)	BCCA and Celator shall each have the right to request changes to the Work by written notice delivered to the other party. BCCA and Celator shall meet as soon as possible after such notification to discuss the impact of the proposed changes, including any impact on the Services, Deliverables, delivery schedule and fees payable under the applicable R&D Work Schedule.

(b)	No change in the Work shall be required to be made or implemented by BCCA, whether requested by either of the parties, until Celator and BCCA have executed a written change order form for the change, which shall set out any consequential amendments to the applicable R&D Work Schedule.

(c)	Where Celator and BCCA have executed a written change order form to implement a change in the Work, BCCA will implement the change as soon as practicable and the relevant R&D Work Schedule will be revised accordingly. BCCA and Celator shall cooperate in the making of any such changes.

3.4 Reports

(a)	BCCA shall provide to Celator, every 3 months during the Term, in respect of each outstanding R&D Work Schedule, a written interim status report, including written interim financial statements, for the Work performed thereunder.

(b)	BCCA shall provide to Celator a final Project report, including a written final financial statement, for the Work under each R&D Work Schedule within 60 days after completion of all Services for the R&D Work Schedule.

3.5 Directing Investigators

(a)	BCCA shall perform all Work under the direction of the Dr. Bally and Dr. Mayer unless otherwise agreed by the parties.

(b)	In the event that both Dr. Bally and Dr. Mayer become unable or unwilling to continue a particular Project, and substitute directing investigator(s) mutually acceptable to Celator and BCCA cannot be obtained within a reasonable period, BCCA and Celator shall each have the option to terminate the applicable R&D Work Schedule in accordance with Subsection 15.1(b).

3.6 Assignments by Personnel

Celator shall be responsible for causing all BCCA Personnel performing services or work functions under this Agreement to execute, prior to commencing such services or work functions, an assignment of inventions of any Celator-Sponsored Intellectual Property invented by such BCCA Personnel under this Agreement in order to enable BCCA to carry out its obligations respecting the assignment of Intellectual Property contemplated by this Agreement.

3.7 Removal of Personnel

Celator may request at any time the removal of (and BCCA will remove in a timely fashion) any BCCA Personnel performing services or work functions in connection with this Agreement if Celator:

(a)	reasonably demonstrates that such BCCA Personnel is not qualified to perform the services or work functions required of such BCCA Personnel for the Project or does not meet appropriate professional standards; and

(b)	previously provided BCCA and such BCCA Personnel with prior written notice of the problem and a reasonable opportunity to remedy the situation.

3.8 Consulting

The parties acknowledge that BCCA Personnel may, whether or not they are performing Work under this Agreement, enter into consulting contracts, research agreements, service agreements and any other agreements or arrangements whatsoever with Celator or Third Parties, provided that such agreements are not in conflict with the terms and conditions of this Agreement and BCCA’s consulting policy in place at the relevant time.

3.9 Location

(a)	Except as otherwise specified in this Agreement or an R&D Work Schedule, BCCA shall furnish all personnel, materials and equipment necessary to perform the Work.

(b)	BCCA may perform the Work at the facilities located at 601 West 10th Avenue, Vancouver, British Columbia, which are owned by the British Columbia Cancer Foundation, or at such other location as it deems appropriate.

3.10 Purchased Equipment

BCCA shall retain title to any equipment purchased with funds provided by Celator under this Agreement.

3.11 Loaned Equipment

In the event that Celator loans to BCCA any equipment for the performance of the Work, BCCA and Celator agree that the following terms and conditions shall apply:

(a)	Celator shall ensure that all such equipment is clearly labelled as the property of Celator;

(b)	BCCA shall use the equipment for the sole purpose of conducting the Work, and for no other purpose, and shall permit only BCCA Personnel to use the equipment;

(c)	Celator shall provide BCCA with reasonable assistance in the installation of the equipment, if necessary, and BCCA shall make adequate provision for such installation, including electrical and water connections, as the case may be;

(d)	BCCA shall not remove the equipment from BCCA’s facilities without the prior written consent of Celator;

(e)	Celator represents and warrants that the equipment shall be in good working condition at the time of receipt from Celator, but makes no other warranties, representations or guarantees of any kind whatsoever, either express or implied by law or custom, regarding the equipment;

(f)	Celator shall be responsible for all maintenance costs in connection with the equipment;

(g)	BCCA assumes all responsibility for the safe use and handling by it and BCCA Personnel of the equipment;

(h)	BCCA acknowledges and agrees that any equipment loaned by Celator hereunder is the property of Celator and that Celator shall retain all right, title and interest in and to such equipment and nothing in this Agreement shall pass or create any right, title or interest in or to such equipment to or for the benefit of BCCA; and

(i)	Celator may remove any loaned equipment from BCCA facilities:

(i)	immediately upon expiration or earlier termination of this Agreement or the applicable R&D Work Schedule; or

(ii)	at any time during the Term, upon 30 days prior written notice from Celator provided that if such equipment is necessary for the performance of some or part of the Work under a particular R&D Work Schedule and is not replaced or substituted by Celator, BCCA shall be entitled to terminate its obligations in respect of that part of the Work in that particular R&D Work Schedule in accordance with Section 15.2.

3.12 Research Samples

(a)	In the event that Celator provides to BCCA any Research Samples for the performance of the Work:

(i)	Celator covenants and agrees with BCCA that it shall, upon BCCA’s request:

(A)	supply BCCA with documentation that describes the Research Samples and sets out any known toxicological effects, and

(B)	answer any questions BCCA or its investigators may have regarding the Research Samples prior to or during the performance of the Work; and

(ii)	BCCA covenants and agrees with Celator that it shall:

(A)	use all Research Samples only in compliance with all applicable laws, regulations and guidelines;

(B)	use each Research Sample solely in the performance of the Work and for no other purpose whatsoever;

(C)	not administer the Research Samples to humans and in so far as they are administered to animals, no animal to which the Research Samples are administered, or animal product derived therefrom, will be used for food, therapeutic or diagnostic purposes, or kept as a domestic pet or livestock;

(D)	modify, reproduce or replicate the Research Samples except as may be required for the performance of the Work;

(E)	not distribute or release any Research Sample or any derivative thereof to any person other than BCCA Personnel who require access to the Research Samples in the performance of the Work;

(F)	ensure that no BCCA Personnel shall take or send any Research Sample or any part thereof to any location, other than the BCCA facilities at which the Work is to be performed; and

(G)	ensure that all BCCA Personnel having access to the Research Samples are made aware of and comply with the terms of this Agreement, including the obligations of confidentiality contained herein.

(b)	BCCA acknowledges and agrees that the Research Samples are the property of Celator and that Celator shall retain all right, title and interest in and to the Research Samples, including all proprietary rights thereto, and nothing in this Agreement shall pass or create any right, title or interest in or to the Research Samples to or for the benefit of BCCA. BCCA shall not contest, directly or indirectly, Celator’s ownership of any Research Samples.

(c)	BCCA shall return any or all Research Samples in its possession or control:

(i)	immediately upon expiration or earlier termination of this Agreement or the applicable R&D Work Schedule, or

(ii)	at any time during the Term, upon 30 days prior written notice from Celator, provided that if such Research Samples are necessary for the performance of some or part of the Work under a particular R&D Work Schedule and are not replaced or substituted by Celator, BCCA shall be entitled to terminate its obligations in respect of that part of the Work in that particular R&D Work Schedule in accordance with Section 15.2.

3.13 Work for Third Parties

BCCA acknowledges that Celator may enter into service contracts with Third Parties that Celator wishes to subcontract to BCCA as a Project under this Agreement. The parties agree that Celator may submit such Work for Third Parties to BCCA pursuant to an R&D Work Schedule. However, BCCA shall not be required to perform Work for Third Parties set out in an R&D Work Schedule unless BCCA, in its sole and unfettered discretion, advises Celator in writing that BCCA intends to do so. For any such Work for Third Parties set out in an R&D Work Schedule, the budget set out therein shall include the following:

(a)	the budgeted amounts for all Work performed by BCCA Personnel;

(b)	an overhead fee equal to 25% of the budgeted amounts (not including animal costs); and

(c)	a space fee of $1000 per month per person for Celator personnel working on BCCA premises on a full-time basis under the R&D Work Schedule. The space fee will be adjusted on a pro-rata basis for any Celator personnel working on BCCA premises on a part-time basis in accordance with such person’s use of the premises. Such Celator personnel shall be under the control of BCCA.

3.14 Subcontractors

BCCA may not subcontract any Work without the prior written consent of Celator, such consent not be unreasonably withheld.

Article 4 Acceptance Procedures

4.1 Completion

BCCA shall provide Celator with a written notice of completion (a “Notice of Completion”) upon completion of the Work for which a milestone or quarterly payment is payable, as applicable, as set out in the applicable R&D Work Schedule, and upon final completion of all Work performed under an R&D Work Schedule. BCCA shall deliver to Celator concurrently with any such Notice of Completion, any Deliverables resulting from the Work referenced therein.

4.2 Acceptance and Deemed Acceptance

Celator shall:

(a)	accept all Work by written notice delivered to BCCA within 10 Business Days after receipt of a Notice of Completion for such Work from BCCA; or

(b)	be deemed to have accepted all Work specified in a Notice of Completion, if Celator fails to notify BCCA in writing of its acceptance or rejection of such Work within 10 Business Days after receipt of the Notice of Completion from BCCA.

(such written acceptance or deemed acceptance shall hereinafter be referred to as “Acceptance”).

4.3 Rejection

(a)	Celator may reject any Work by giving written notice of rejection to BCCA within 10 Business Days of receipt of a Notice of Completion from BCCA providing BCCA with a full disclosure of the grounds for such rejection (“Notice of Rejection”). Following receipt by BCCA of any Notice of Rejection, the parties will mutually develop and agree to a revised delivery schedule which includes delivery of revisions to the Work (“Revised Work”).

(b)	If, within 30 days of the receipt by BCCA of a Notice of Rejection, the parties cannot agree on a satisfactory content for the Revised Work, or if BCCA has delivered the Revised Work to Celator pursuant to Subsection 4.3(a) and Celator is not reasonably satisfied with such Revised Work, either party may:

(i)	remove the uncompleted portion of the Work that is in dispute between the parties from the applicable R&D Work Schedule with a corresponding reduction in the fees payable to BCCA pursuant to Section 5.2 to reflect the change in the Work;

(ii)	terminate the applicable R&D Work Schedule pursuant to Section 15.1 with remittance to BCCA of any amount payable pursuant Section 5.2 for Work performed by BCCA to the date of termination; or

(iii)	refer this dispute to arbitration pursuant to Subsections 16.4(b) to 16.4(f).

Article 5 Fees

5.1 Research and Development Fees

Celator shall pay to BCCA for the performance of the Work in accordance with the terms of this Agreement the budgeted fees and costs set out in the applicable R&D Work Schedule. Celator shall not be responsible for any changes in the budgeted fees, unless expressly agreed by Celator in writing under Section 3.3 or otherwise under this Agreement.

5.2 Payment of Fees

Celator shall pay to BCCA the fees for Work actually performed under this Agreement, each payment to be made as specified in the applicable R&D Work Schedule.

5.3 Invoices

(a)	BCCA shall issue, upon delivery of any Notice of Completion for the Work, an invoice for the fees agreed upon by the parties in advance and set out in the applicable R&D Work Schedule, which invoice shall become due and payable 30 days after the date of Acceptance of such Work by Celator.

(b)	Celator shall have 10 days from receipt of an invoice to dispute the accuracy of the invoice, failing which the invoice shall be due and payable as set out in Subsection 5.3(a). Payment of any invoice shall not be due and payable until any dispute in respect thereof is resolved.

5.4 Work-Related Accounts and Audits

BCCA shall maintain clear, accurate and complete accounting records for a period of at least 1 year for all Work performed under this Agreement. Such records shall show the costs and expenses incurred by BCCA in performing the Work in sufficient detail to determine BCCA’s compliance with the fees budgeted in the applicable R&D Work Schedule.

Article 6 Royalty Payments

6.1 Royalties

In consideration of the assignment of Prior Intellectual Property under Section 8.2 and of the Celator-Sponsored Intellectual Property under Section 8.3, Celator shall pay to BCCA, without duplication, the following royalties:

(a)	in respect of Royalty-Bearing Products embodying Valid Claims in the countries of sale and for which only BCCA inventors are named on the Royalty-Bearing Patent:

(i)	a royalty of ***** of cumulative Net Sales of Royalty-Bearing Products in the countries of sale in respect of the first ******* of such Net Sales annually in the Territory,

(ii)	a royalty of ***** of cumulative Net Sales of Royalty-Bearing Products in the countries of sale in respect of such Net Sales equal to and/or in excess of ******* annually in the Territory;

(b)	in respect of Royalty-Bearing Products embodying Valid Claims in the countries of sale and for which BCCA inventors and other inventors are named on the Royalty-Bearing Patent, a percentage of the royalty rate set out in Subsection 6.1(a) calculated using the following formula:

Number of BCCA inventors named on Royalty-Bearing Patent	X	Royalty rate otherwise applicable under Subsection 6.1(a) based on applicable Net Sales	= Adjusted Royalty Rate
Total number of inventors named on Royalty-Bearing Patent

For the purposes of the foregoing formula, in the event that Dr. Bally and/or Dr. Mayer are named as inventors on a Royalty-Bearing Patent, they shall be considered BCCA inventors; and

(c)	in respect of Royalty-Bearing Products that do not embody Valid Claims in the countries of sale, the royalties owed by Celator for the sale of such Royalty-Bearing Products shall be ***** of the royalties provided in Subsection 6.1(a) and 6.1(b), as applicable.

BCCA shall receive a ***** for each Royalty-Bearing Product without regard to ******************************. The royalty payments set forth above shall be payable for each Royalty-Bearing Product on a country-by-country basis.

6.2 Royalty Period

The royalties payable under this Agreement shall apply in respect of a Royalty-Bearing Product in each country of the Territory for the following periods:

(a)	in respect of Royalty-Bearing Products referred to in Subsections 6.1(a) and 6.1(b), until the expiration of the last Valid Claim in the country of sale; and

(b)	in respect of Royalty-Bearing Products referred to in for Subsection 6.1(c), until the expiration of the last-to-expire or last-to-lapse Valid Claim in the Territory.

(collectively, the “Royalty Periods”).

6.3 Payment of Royalties

All royalties payable under Section 6.1 shall:

(a)	be payable within 45 days after the close of each calendar quarter during the Royalty Periods therefor; and

(b)	be made in Canadian dollars without any reduction or deduction of any nature or kind whatsoever, except as may be prescribed by Canadian law.

6.4 Exclusion from Royalties

No royalties will be payable under Section 6.1 in respect of:

(a)	reasonable quantities of Royalty-Bearing Products used in clinical trials or for compassionate use for which Celator does not receive consideration;

(b)	payments, other than Net Sales revenue, received by Celator or its Affiliates or sub-licensees including, without limitation, in respect of research, development or regulatory approval, including milestone payments, relating to Celator’s products, including Royalty-Bearing Products, or investments in Celator or its Affiliates; and

(c)	amounts derived from sales of Royalty-Bearing Products by Celator to its Affiliate(s) or by Celator or its Affiliate(s) to their respective sub-licensee(s), unless the Affiliate(s) and/or sub-licensee(s) purchasing the Royalty-Bearing Products, as the case may be, are the end-users of the Royalty-Bearing Products sold.

6.5 Adjustment of Royalty

(a)	Upon notice in writing from Celator to BCCA that a Royalty-Bearing Product is a Combination Product, the parties shall forthwith use all reasonable efforts to negotiate within a reasonable period a reasonable adjustment to the royalty rate set out in Section 6.1 in respect of the Combination Product. The parties agree that the determination of a new royalty rate payable to BCCA shall be based on that proportion of the royalty rate set out in Section 6.1 that the value of the Valid Claims incorporated therein bears to the value of all valid claims incorporated or exploited in the manufacture, distribution or sale of such Combination Product. If the parties fail to agree on an adjustment to the royalty rate within 90 days after commencing negotiations, either party may refer the matter to an evaluator under Subsection 6.5(c).

(b)	In the event that any of the Intellectual Property rights assigned to Celator pursuant to Sections 8.2 and 8.3 are restricted pursuant to the terms of resolution of any Claim, then the royalty rates set out in Section 6.1 shall be equitably adjusted to reflect such restrictions. If the parties fail to agree on an adjustment to the royalty rate within 90 days after commencing negotiations, either party may refer the matter to an evaluator under Subsection 6.5(c).

(c)	If the parties are unable to agree upon an adjusted royalty rate within 90 days after commencing negotiations, the parties may appoint a mutually acceptable independent evaluator to determine the adjusted royalty rate. In the event that the parties cannot agree on an evaluator, the appointing authority shall be the British Columbia International Commercial Arbitration Centre or any successor thereto. The parties shall submit written arguments supporting their respective positions to the evaluator within 30 days after his or her appointment. The evaluator shall determine the adjusted royalty rate for the Combination Products within 30 days after the submission of written materials by the parties, and such determination shall be binding on the parties. The cost of the evaluation pursuant to this subsection shall be borne equally by Celator and BCCA.

6.6 Adjustment for Compulsory Licence

If at any time in any country:

(a)	a competent governmental authority grants to a government entity or other Third Party a compulsory licence to manufacture, use or sell any Royalty-Bearing Product with respect to which royalties would be payable under Section 6.1; or

(b)	Celator is required pursuant to an order issued by a competent government authority or other applicable law to grant to a government entity or other Third Party a compulsory licence or sub-license to manufacture, use or sell any Royalty-Bearing Product with respect to which royalties would be payable pursuant to Section 6.1;

then the royalty payable by Celator on Net Sales for the Royalty-Bearing Product in such country shall be reduced to an amount no greater than the amount paid or payable by the Third Party as consideration for the compulsory licence or sub-licence. In the event that Celator is required to grant a compulsory licence or sub-licence to a government entity or other Third Party, Celator shall use reasonable commercial efforts to negotiate and/or enter into such licence or sub-licence on the best terms and conditions available.

6.7 Net Sales Reports

Celator agrees to submit to BCCA, concurrently with the quarterly royalty payments made pursuant to Section 6.3, written reports setting out for the calendar quarter, for each type of Royalty-Bearing Product and for each country in the Territory:

(a)	all amounts received by Celator, its Affiliates, licensees and sub-licensees, as applicable, from the sale of the Royalty-Bearing Product to end-users of the Royalty-Bearing Product;

(b)	details of the quantities of the Royalty-Bearing Product sold;

(c)	the amount of any deductions taken from the amounts received by Celator or its Affiliates, as applicable, from the sale of the Royalty-Bearing Product to end-users of the Royalty-Bearing Product in calculating Net Sales of the Royalty-Bearing Product;

(d)	the amount of Net Sales of the Royalty-Bearing Product; and

(e)	the royalties due and payable to BCCA pursuant to Section 6.1.

6.8 Expiration of Royalties

Notwithstanding the Term, upon the expiration of the Royalty Period set out in Section 6.2 in a particular country in the Territory (in this section, the “Expired Country”):

(a)	Celator’s obligations to pay any royalties under Section 6.1(a) and 6.1(b) in respect of the Prior Intellectual Property and the Celator-Sponsored Intellectual Property shall be automatically terminated in the Expired Country; and

(b)	Celator’s obligations to pay any royalties under Section 6.1(c) in respect of the Prior Intellectual Property and the Celator-Sponsored Intellectual Property shall be automatically terminated at the expiration of the last-to-expire or last-to-lapse Valid Claim in the Territory.

6.9 Expiration/Termination Report

For each Royalty-Bearing Product, Celator also agrees to make a written report to BCCA within 90 days after:

(a)	the date on which any Royalty-Bearing Product ceases to be a Royalty-Bearing Product; or

(b)	Celator or its Affiliates or their respective sub-licensees last sell that Royalty-Bearing Product stating in such report the same information required for quarterly reports of sales of all such Royalty-Bearing Products sold or otherwise disposed of that were not previously reported to BCCA.

6.10 Royalty-Related Accounts and Audit

(a)	Celator shall maintain clear, accurate and complete records for a period of at least 3 years for each calendar quarter during which sales of Royalty-Bearing Products occurred during the Term. Such records shall show the manufacturing, sales, use and other disposition of Royalty-Bearing Products in sufficient detail to determine the royalties payable to BCCA pursuant to Section 6.1, if any. Celator shall include in each sublicence granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to Celator, and to keep and maintain records of sales made pursuant to such sublicence in sufficient detail to determine the royalties payable to BCCA pursuant to Section 6.1, if any. This Subsection 6.10(a) and the obligations of sublicensees pursuant to this Subsection 6.10(a) shall survive any termination of this Agreement or any sublicence.

(b)	During the Term and for a period of 3 years thereafter, Celator, on reasonable notice and at BCCA’s cost and expense, shall permit the books and records maintained by it pursuant to Subsection (a) to be examined from time to time during Celator’s regular business hours, but not more than once a year, by an independent accounting firm selected by BCCA and reasonably acceptable to Celator, provided that such independent accounting firm and its accountants are bound by an obligation of confidentiality to disclose to BCCA only the supporting data and calculations supporting their conclusions and report and whether the royalty statements and payments made by Celator under this Agreement are accurate and, if not accurate, any evidence of non-compliance with the terms and conditions of this Agreement. BCCA shall provide to Celator a copy of any audit reports prepared under this subsection. In the event the report demonstrates that Celator has underpaid BCCA, Celator shall pay the amount of such underpayment immediately and to the extent such underpayment is more than 5% for the audited period, Celator shall reimburse BCCA for the expense of the audit. If Celator has overpaid BCCA, Celator may deduct such overpayments from future amounts owed to BCCA.

6.11 Confidentiality of Reports

Each party agrees that:

(a)	the information set forth in the reports required by Sections 6.7 and 6.9; and

(b)	the records subject to examination under Section 6.10;

shall be subject to the obligations of confidentiality set out in Article 10 and shall be maintained in confidence by BCCA and its accounting firm, shall not be used by BCCA or its accounting firm for any purpose other than verification of Celator’s performance hereunder, and shall not be disclosed by BCCA or its accounting firm to any other Person except for purposes of enforcing the terms of this Agreement.

Article 7 Taxes

7.1 Taxes

(a)	The budgeted fees set out in any R&D Work Schedule shall exclude all sales, value-added, excise, good and services (GST) or other taxes or duties payable in respect of this Agreement, and Celator will pay and be responsible for all such taxes or duties provided that BCCA shall add such taxes or duties as separate line items to its invoices provided to Celator.

(b)	BCCA covenants and agrees to pay and be responsible for all customary corporate source deductions payable by BCCA in connection with the performance of the Work.

(c)	BCCA shall at Celator’s expense co-operate with Celator using all commercially reasonable efforts to assist Celator in obtaining the full benefits available under Canadian and provincial laws with respect to:

(i)	investment tax credits for scientific research and development; and

(ii)	scientific research tax credits for the scientific research performed pursuant to this Agreement.

This cooperation and assistance shall include the preparation, execution and delivery of assignments, of letters of verification, and of such other documents as may be reasonably requested by Celator.

(d)	If any law or regulation in any country requires the withholding by Celator of any taxes due on royalty payments to be remitted to BCCA under this Agreement, such taxes shall be deducted from the amounts paid to BCCA, provided that Celator shall take all reasonable measures to reduce the amount of such taxes. If the taxes are deducted from the amounts paid to BCCA, then upon request by BCCA, Celator shall furnish to BCCA the originals of all official receipts for such taxes, if any, and such other evidence of such taxes and payment thereof and shall provide reasonable assistance to BCCA in connection with efforts by BCCA to obtain a credit for such taxes.

Article 8 Intellectual Property

8.1 Title

Except as otherwise provided in this Agreement, as between Celator and BCCA:

(a)	title to and ownership of all rights in and to all Intellectual Property owned by Celator or licensed to Celator by Third Parties shall at all times remain with Celator and no rights in or to any such Intellectual Property shall vest in BCCA; and

(b)	title to and ownership of all rights in and to all Intellectual Property owned by BCCA, including Other Intellectual Property, or licensed to BCCA by Third Parties shall at all times remain with BCCA and no rights in or to any such Intellectual Property shall vest in Celator.

8.2 Assignment of Prior Intellectual Property

(a)	BCCA hereby sells and assigns to Celator all its right, title and interest in all countries throughout the world in and to all Prior Intellectual Property, including, without limitation, all its right, if any, title and interest, if any, in and to those inventions and Patents described in Exhibit B.

(b)	Subject to the terms and conditions in this Agreement, Celator hereby grants to BCCA a perpetual, world-wide, non-exclusive, royalty-free licence to use the Prior Intellectual Property solely for research, scholarly publication, educational use, and other non-commercial purposes, with a right to sublicense the Prior Intellectual Property to the University of British Columbia (“UBC”) for such purposes, provided that BCCA provides to Celator, prior written notice thereof, including a copy of the sublicence agreement. BCCA shall not sublicense any Prior Intellectual Property to any Person (except to UBC, as set out above) nor use any Prior Intellectual Property for any commercial purposes whatsoever, without the prior written consent of Celator. BCCA shall ensure that any sublicence granted to UBC hereunder shall restrict UBC from using the Prior Intellectual Property for any commercial purposes whatsoever.

8.3 Licence and Assignment of Celator-Sponsored Intellectual Property

(a)	Celator-Sponsored Intellectual Property shall be owned by BCCA. Subject to this Subsection 8.3(a) and Subsections 8.3(b) and 8.3(c), until such time as Celator achieves the milestones set out in Exhibit C hereto, BCCA hereby grants to Celator an exclusive licence in the Territory under the Celator-Sponsored Intellectual Property to research, develop, make and have made, use and have used, sell and have sold, import and to distribute, market, lease, license or sublicense and to have distributed, marketed, leased, licensed or sublicensed the Royalty-Bearing Products and any precursors to a potential Royalty-Bearing Product. The parties agree that the royalty payable pursuant to Section 6.1 shall be the sole royalty payable in respect of the Prior Intellectual Property and the Celator-Sponsored Intellectual Property and that no additional royalty shall be payable by Celator as a result of the grant of licence hereunder.

(b)	Upon the achievement by Celator of the milestones set out in Exhibit C hereto, at Celator’s request, and in consideration for the royalty payable pursuant to Section 6.1, BCCA shall assign to Celator all its then existing right, title and interest in the Territory in and to all Celator-Sponsored Intellectual Property owned by BCCA that is an Improvement on Prior Intellectual Property. This obligation of assignment shall be continuing and include all Celator-Sponsored Intellectual Property arising after Celator has achieved the aforementioned milestones that is an Improvement on Prior Intellectual Property.

(c)	Upon the achievement by Celator of the milestones set out in Exhibit C hereto, and upon receipt by Celator of regulatory authorization to commence Phase I clinical trials on a product candidate(s) that incorporates Celator-Sponsored Intellectual Property that is not an Improvement on Prior Intellectual Property, BCCA shall, at Celator’s request, assign to Celator all its then existing right, title, and interest in the Territory in and to such Celator-Sponsored Intellectual Property owned by BCCA as is incorporated in such product candidate(s), and any Improvements thereto.

(d)	Subject to the terms and conditions in this Agreement, Celator hereby grants a world-wide, non-exclusive, royalty-free licence to BCCA to use the Celator-Sponsored Intellectual Property assigned to Celator pursuant to Subsections 8.3(b) and 8.3(c) solely for research, scholarly publication, educational use, and other non-commercial purposes, with a right to sublicense the Celator-Sponsored Intellectual Property to UBC for such purposes, provided that BCCA provides to Celator, prior written notice thereof, including a copy of the sublicence agreement. BCCA shall not sublicense any Celator-Sponsored Intellectual Property to any Person (except to UBC, as set out above) nor use any Celator-Sponsored Intellectual Property for any commercial purposes whatsoever, without the prior written consent of Celator. BCCA shall ensure that any sublicence granted to UBC hereunder shall restrict UBC from using the Celator-Sponsored Intellectual Property for any commercial purposes whatsoever.

8.4 Revocation of Licence

(a)	BCCA may revoke the licence to all Celator-Sponsored Intellectual Property set out in Section 8.3 upon the occurrence of any bankruptcy event listed in Section 15.3.

(b)	BCCA may revoke the licence to particular Celator-Sponsored Intellectual Property set out in Section 8.3 in the Territory or with respect to a particular country, as the case may be, for failure by Celator to exercise diligence in accordance with Section 8.8 in the commercialisation of Royalty-Bearing Products incorporating such Celator-Sponsored Intellectual Property in the Territory or a particular country.

(c)	Notwithstanding the remedy available under Section 8.9, BCCA may, alternatively, in respect of Celator-Sponsored Intellectual Property, revoke the licence set out in Section 8.3 to a particular Royatly-Bearing Patent comprising Celator-Sponsored Intellectual Property in the Territory or with respect to a particular country, as the case may be, following a determination by Celator in accordance with Section 8.9 that it will not proceed with the commercialisation of the particular Royalty-Bearing Patent in the Territory or a particular country.

(d)	BCCA may revoke the licence to particular Celator-Sponsored Intellectual Property set out in Section 8.3 in the event Celator fails within 30 days to reimburse BCCA for the cost of insurance coverage obtained by BCCA pursuant to Section 16.9(b) with respect to clinical trials on products containing such Celator-Sponsored Intellectual Property.

8.5 Disclosure of Inventions

During the Term and for 6 months thereafter, each party shall promptly disclose to the other in a timely fashion all inventions and discoveries arising from the performance of the Work which have been disclosed to such party by the inventors in accordance with BCCA’s patent policy in place at the time of disclosure.

8.6 Other Intellectual Property

The parties acknowledge and agree that all Intellectual Property that is Other Intellectual Property that has been or will be researched and developed at BCCA’s facilities which is not developed pursuant to this Agreement, whether or not Dr. Bally and/or Dr. Mayer have been or will be named as co-inventors therefor, may be commercialised by BCCA, without obligation to do so, in accordance with its internal patent and commercialisation policies, and that BCCA is under no obligation to offer to license, sell, transfer or otherwise negotiate with Celator any rights for or with respect to such Other Intellectual Property.

8.7 UBC Affiliation Agreement

Celator acknowledges having been advised that UBC may jointly own certain of BCCA’s Intellectual Property where a disclosure lists both BCCA employees and UBC employees and/or BCCA employees who also have a UBC appointment. BCCA will utilise reasonable efforts to request UBC to assign all its right, title and interest in such jointly owned Intellectual Property to BCCA that is relevant to the grants set out in this Article 8.

8.8 Diligence in Commercialisation

(a)	In the event that the clinical studies conducted by Celator in respect of a Royalty-Bearing Product demonstrate the requisite safety and efficacy reasonably required for commercialisation of the Royalty-Bearing Product, Celator agrees to utilise sound and reasonable business practice and judgement in developing and commercialising the Royalty-Bearing Product, including obtaining the appropriate regulatory approvals therefor.

(b)	Celator agrees that it will utilise sound and reasonable business practice and judgement in determining the Major Countries in which it desires to sell the Royalty-Bearing Product and it will use reasonable commercial efforts to achieve the first commercial sale of the Royalty-Bearing Products in such Major Countries within 9 months after obtaining Regulatory Approval for the sale of the Royalty-Bearing Product in the Major Country, in accordance with the normal practices and standards established by Celator or its marketing partner or sub-licensee for such country, as the case may be. In the event that BCCA reasonably believes that Celator or its marketing partner or sub-licensee, as the case may be, has not used reasonable commercial efforts to achieve the first commercial sale of the Royalty-Bearing Product in a particular Major Country, BCCA may provide written notice thereof to Celator and Celator will either exercise such reasonable efforts or provide BCCA with an explanation as to how it has used reasonable commercial efforts to do so.

(c)	For the purposes of Subsection (b), Celator or its marketing partner or sub-licensee, as the case may be, shall not be in breach of its obligations under Subsection (b) during any particular period during the Term where it determines utilizing sound and reasonable business practice and judgement that a decision of a relevant governmental authority in a Major Country relating to the price or reimbursement for a Royalty-Bearing Product renders the commercial sale of the Royalty-Bearing Product commercially unviable in the country during such period.

8.9 Decision Not to Commercialise

(a)	Notwithstanding Section 8.7, Celator may, in its sole discretion, at any time during the Term, determine for any reason that it will not proceed with:

(i)	the commercialisation of a Royalty-Bearing Patent across the whole of the Territory; or

(ii)	the commercialisation of a Royalty-Bearing Patent in a particular country in the Territory,

Celator agrees to promptly disclose any such determination to BCCA.

(b)	In the event that Celator determines that it will not commercialise a Royalty-Bearing Patent in the whole of the Territory, Celator shall provide written notice thereof to BCCA, and such notice shall be deemed to be notice that Celator is willing to *********************************** as may be mutually agreed by the parties.

(c)	In the event that Celator determines that it will not commercialise a Royalty-Bearing Patent in one or more particular countries in the Territory, Celator shall provide written notice of the determination to BCCA, and such notice shall be deemed to be notice that Celator is willing to********************************************************** *************************************************************************** as may be mutually agreed by the parties.

(d)	Following receipt of notice by BCCA under Subsections 8.8(b) and 8.8(c), BCCA shall, within 30 days, provide written notice to Celator indicating whether it wishes to ******************** as set out in the notice. In the event that BCCA desires to obtain a licence to the Royalty-Bearing Patent, the parties shall promptly commence good faith negotiations to establish the terms and conditions on which ************************************************************ ***********************************. In the event that the parties fail to agree on the terms and conditions of such licence within 90 days after the commencement of negotiations, or such longer period as the parties may agree, the matter will be referred to binding arbitration under Section 16.4.

Article 9 Patents; Prosecution and Litigation

9.1 Prosecution of Patents

(a)	Celator shall be responsible for protecting, preparing, filing, prosecuting and maintaining all Patents in respect of the Prior Intellectual Property and the Celator-Sponsored Intellectual Property and shall do so in a timely manner. Upon request from Celator, BCCA will deliver to Celator copies of all notebooks, research notes, and other documents in the possession of BCCA relating to the Prior Intellectual Property and the Celator-Sponsored Intellectual Property. During the Term, BCCA shall co-operate with Celator in Celator’s effort to ensure that all Patent applications prepared and filed by Celator cover all items of commercial interest and importance. While Celator shall be responsible for making final decisions regarding the scope and content of such Patent applications and the prosecution thereof, BCCA shall be given an opportunity to review and comment on all such matters concerning such Patents and their prosecution.

(b)	Celator shall keep BCCA advised as to all developments with respect to any Royalty-Bearing Patents prepared, filed or maintained by it hereunder and shall promptly supply BCCA with copies of all documents to be filed in connection therewith, in sufficient time for BCCA to review and provide comments thereon.

(c)	In the event that Celator intends to finally abandon in any country in the Territory any Royalty-Bearing Patent or any part thereof, Celator shall notify BCCA and BCCA shall have the right, in its sole discretion and at its expense, to assume the prosecution and maintenance of such Royalty-Bearing Patent or part thereof in such country.

9.2 Defence of Infringement Suits

(a)	In the event of the initiation of any suit (an “Infringement Suit”) in the Territory by a Third Party against Celator or BCCA or any of their respective Affiliates for Patent infringement arising from the manufacture, use, sale, distribution or marketing of a Royalty-Bearing Product, the party sued shall promptly notify the other party in writing.

(b)	Celator shall have the first right, but not the obligation, to defend the Infringement Suit, in which case Celator will provide BCCA with the opportunity to participate in the defence of such Infringement Suit, and BCCA shall at Celator’s expense assist and co-operate with Celator in any such litigation.

(c)	If Celator fails to defend the Infringement Suit within a reasonable time after receiving notice of the Infringement Suit, then BCCA shall have the right, but not the obligation, to defend the Infringement Suit and Celator shall assist and cooperate with BCCA in any such litigation.

(d)	The party conducting the defence of an Infringement Suit shall have full control over its conduct; provided neither party shall enter into any settlement with respect to an Infringement Suit without the other party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed.

9.3 Infringement by Third Parties

(a)	In the event that Celator or BCCA becomes aware of actual or threatened infringement by a Third Party of a Royalty-Bearing Patent within the Territory (a “Third Party Infringement”), that party shall promptly notify the other party in writing.

(b)	Celator shall have the first right, but not the obligation, to bring an infringement action against any alleged infringer in the event of a Third Party Infringement, Celator will provide BCCA with the opportunity to participate in the infringement action, and BCCA shall at Celator’s expense assist and co-operate with Celator in any such litigation. In this case, the costs of the litigation shall be borne by Celator.

(c)	If Celator fails to take action regarding a Third Party Infringement within a reasonable time after becoming aware of the Third Party Infringement, then BCCA shall have the right, but not the obligation, to bring an infringement action against the alleged infringer and Celator shall cooperate with BCCA in any such litigation. In this case, the costs of the litigation shall be shared equally by the parties, provided that any amounts paid by Celator in respect of such litigation shall be credited against the royalty amounts otherwise payable to BCCA under Section 6.1.

(d)	The party conducting the litigation in respect of a Third Party Infringement shall have full control over its conduct; provided that:

(i)	neither party shall enter into any settlement with respect to such suit without the other party’s consent, which consent shall not be unreasonably withheld, conditioned or delayed; and

(ii)	no party shall have the obligation to consent to any settlement which imposes on such party any liability or obligation which can not be assumed and performed in full by the other party.

9.4 Status of Proceedings

Each party shall keep the other party informed of the status of their respective activities regarding any Infringement Suits, Third Party Infringement or any other litigation, including settlement thereof, concerning any Royalty-Bearing Patents or Royalty-Bearing Products. Each party shall execute all necessary and proper documents and perform such actions as shall be appropriate to allow the other party to institute, prosecute and/or defend such actions.

Article 10 Confidentiality; Publicity; Publications

10.1 Obligation of Confidentiality

It is contemplated that in the course of the performance of this Agreement each party may, from time to time, disclose its Confidential Information to the other party. Each party agrees:

(a)	to keep and use in strict confidence all Confidential Information of the other party that each party acquires, sees, or is informed of, as a direct or indirect consequence of this Agreement and to not, without the prior written consent of the other party, disclose any such Confidential Information or recollections thereof to any Person other than its corporate counsel and employees who are under an obligation of confidentiality on terms substantially similar to those set out in this Agreement, who have been informed of the confidential nature of the Confidential Information and who require such information in the performance of their duties;

(b)	not to use, copy, duplicate, reproduce, translate or adapt, either directly or indirectly, any of the Confidential Information of the other party or any recollections thereof for any purpose other than the performance of the Work or the commercialisation of the Royalty-Bearing Products, without the other party’s prior written approval;

(c)	that all copies, duplicates, reproductions, translations or adaptations of any Confidential Information of the other party permitted to be made hereunder shall be clearly labelled as confidential;

(d)	to take all reasonable steps to prevent material in its possession that contains or refers to Confidential Information of the other party from being discovered, used or copied by Third Parties and that it shall use reasonable steps to protect and safeguard all Confidential Information of the other party in its possession from all loss, theft or destruction; and

(e)	notwithstanding any restriction contained in this Section 10.1, each party will have the right to use and disclose such portions of the Confidential Information as is necessary for that party to make full use of any licence granted by one party to the other under this Agreement.

10.2 Prior Disclosures

All information treated as confidential or proprietary information by the parties prior to the date of this Agreement shall be treated as Confidential Information under this Agreement.

10.3 Freedom of Information and Protection of Privacy Act

(a)	Celator acknowledges that the Freedom of Information and Protection of Privacy Act, R.S.B.C. 1996, c. 165, as amended from time to time (in this section, the “Act”), applies to BCCA. Celator acknowledges and agrees that any Confidential Information disclosed by it to BCCA under this Agreement may be subject to a request for public disclosure under the Act.

(b)	Celator acknowledges that the Act provides an exemption from disclosure for information which would reveal trade secrets, commercial, financial, labour relations, scientific or technical information supplied explicitly or implicitly in confidence to BCCA and which could reasonably be expected to harm significantly Celator’s competitive position, interfere significantly with a Third Party’s negotiating position, or result in other harm as specified in Section 21 of the Act. Accordingly, if any information supplied to BCCA fits within Section 21 of the Act, Celator must specifically advise BCCA and request that BCCA not disclose that information. The advice to BCCA must be specific and clear in each case.

10.4 Publicity

Neither party may use the name of the other party nor of any member of the other party’s personnel or disclose the details of any Project in any publicity, advertising, or news release, without the prior written approval of the other party, provided that notwithstanding Section 10.1, BCCA may disclose the identity of Celator, the title of the Projects, the names of Dr. Bally and Dr. Mayer, the period for performance of the Work for the Projects, the general nature of the research, and the amount of funding being provided by Celator in support of the Projects.

10.5 Publications

(a)	Notwithstanding Section 10.1, Celator acknowledges that the policies of BCCA require that the results of the Work be publishable, subject to Subsection (b). The parties therefore agree that researchers engaged in the performance of the Work shall not be restricted from presenting at symposia, national, or regional professional meetings, or from publishing in abstracts, journals, theses, or dissertations, or otherwise, whether in printed or in electronic media, methods and results of the Work, provided that:

(i)	BCCA provides Celator with copies of any proposed presentation or proposed publication, and any other documents, and information in BCCA’s possession or which are made available to BCCA by its investigators, which are requested by Celator that are reasonably necessary to make a patent application, at least 30 days in advance of the submission of the proposed presentation or proposed publication to a journal, editor, or other Third Party; and

(ii)	Celator has not, within 30 days after receipt of said copies, objected in writing to the proposed presentation or proposed publication in accordance with Subsection (b).

(b)	Celator may object to a proposed presentation or proposed publication on the grounds that:

(i)	it contains Confidential Information that was disclosed to BCCA by Celator; or

(ii)	it discloses patentable subject matter which needs protection.

In the event that Celator makes an objection under Paragraph (i), BCCA shall utilise reasonable effort to request that its researchers immediately remove all of Celator’s Confidential Information from the proposed presentation or proposed publication, as the case may be, after which BCCA and its researchers may proceed with the submission of the proposed presentation or proposed publication, as amended. In the event that Celator makes an objection under Paragraph (ii), BCCA shall utilise reasonable efforts to request that its researchers refrain from submitting the proposed publication or proposed presentation, as the case may be, until the earlier of:

(iii)	the filing of one or more patent applications with one or more patent offices directed to such patentable subject matter; or

(iv)	the expiration of 60 days after the date of receipt of the written objection from Celator by BCCA;

after which BCCA and its researchers may proceed with the submission of the proposed presentation or proposed publication.

10.6 Duration of Obligation

Unless otherwise agreed between the parties, the obligations of the parties relating to Confidential Information set out in this Article 10 shall expire ***** after termination of this Agreement.

Article 11 Research Records and Inspections

11.1 Maintenance of Research Records

BCCA shall adopt and maintain, and shall require any of its subcontractors permitted to perform Work under this Agreement to maintain, in respect of the Work, a records retention policy consistent with good laboratory practices and all applicable laws, including, without limitation, the recording and maintaining of laboratory notebooks, protocols, manufacturing records, formulation records, test results, samples and support data, which policy shall require that all such records be maintained for a period of at least 5 years after the date the record was created.

11.2 Access and Monitoring

During the Term, Celator and its representatives shall have reasonable supervised access to all BCCA facilities used in performing the Work, and may, in its sole discretion, have a representative present at such BCCA facilities on a full-time or part-time basis to observe and assist in the performance of the Work. A space fee shall be payable by Celator in accordance with the terms set out in Subsection 3.13(c).

11.3 Inspection and Audit of Facilities

(a)	During the Term, Celator shall have the right to have its representatives present for and to observe any inspection of the BCCA facilities by any governmental or regulatory authority related, directly or indirectly, to the Work. BCCA shall notify Celator promptly after learning that any such inspection is being conducted or will be conducted.

(b)	During the Term, BCCA shall also provide to Celator, upon Celator’s reasonable request, copies of any quarterly reports relating to the Work in its possession or control relating to the performance of the Work by any of BCCA’s subcontractors under this Agreement.

11.4 Cessation of Work

In the event that, as a result of an audit or inspection under Section 11.3, a determination is made that BCCA is non-compliant in a manner materially affecting the performance of the Work, Celator may request that BCCA promptly cease all Work, and if so requested, BCCA shall not undertake any Work until the non-compliance has been corrected and approved by Celator, such approval not to be unreasonably withheld.

Article 12 Legal And Regulatory Matters

12.1 Compliance with Laws

In performing the Work under this Agreement, BCCA shall at all times comply with all applicable laws, rules, regulations or other requirements applicable to its business and to the performance of the Work and shall obtain and maintain in full force and effect all applicable licences, permits, certificates, authorisations or approvals from all governmental authorities necessary to conduct its business and perform the Work. In particular, but without limiting the generality of the foregoing, BCCA shall at all times maintain in full force and effect all licences, permits, certificates, authorisations or approvals required under applicable environmental laws, including those relating to the handling, generation, transportation, treatment, storage and disposal or other management of waste and regulated substances, including, without limitation, radioactive, hazardous and toxic substances.

12.2 Notice of Reports

BCCA shall provide to Celator within 5 Business Days after receipt, copies of any reports of any governmental or regulatory authority which directly impacts the performance of the Work, including, without limitation, correspondence from any health or environmental authorities.

12.3 Regulatory Approvals

Celator shall, in respect of any Royalty-Bearing Products, assume responsibility for making submissions required to obtain applicable regulatory approvals or authorisations in each country which it determines is commercially reasonable, and all subsequent submissions required to maintain or defend such approvals or authorisations or amendments or supplements thereto in such countries. On reasonable request from Celator, BCCA shall provide assistance to Celator at Celator’s expense in making such submissions. Except as prohibited by law, Celator shall be the owner of any registration approval application thereby obtained.

12.4 Recalls

Celator shall have the sole responsibility to implement any recall relating to the Royalty-Bearing Products. In the event of any recall or other similar governmental action with respect any Royalty-Bearing Product, BCCA shall provide Celator with reasonable co-operation and assistance relating thereto.

Article 13 Representations, Warranties and Covenants

13.1 BCCA Representations, Warranties and Covenants

BCCA hereby represents, warrants and covenants to Celator as follows:

(a)	BCCA has been duly organized and is validly subsisting and in good standing in its jurisdiction of organization and has the power to carry on the business now being conducted by it;

(b)	BCCA has the right to enter into this Agreement and this Agreement is a legal and valid obligation binding upon BCCA and is enforceable in accordance with its terms;

(c)	To the best of its knowledge, and except as herein set forth, BCCA has not made and will not make any commitments to Third Parties inconsistent with or in derogation of BCCA’s obligations under this Agreement and BCCA is not subject to any obligations that would prevent it from entering into or carrying out its obligations under this Agreement, provided, always, and it is expressly agreed by the parties, that notwithstanding anything herein otherwise provided in this Agreement, BCCA makes no representation or warranty, express or implied, with respect to title or ownership of the Prior Intellectual Property, or Celator-Sponsored Intellectual Property.

(d)	all Work will be performed by BCCA in a competent, workmanlike fashion and in accordance with those policies, standard operating procedures, conventions and techniques that are of a recognised and acceptable professional standard customary in the scientific community and in accordance with all laws, regulations and ordinances, whether federal, provincial, municipal or otherwise;

(e)	all Work to be performed by BCCA shall, to the best of its abilities, be performed by BCCA in accordance with the applicable R&D Work Schedule;

(f)	all personnel furnished by BCCA to perform the Work shall be qualified to perform the tasks and functions which they are assigned; and

(g)	to the best of knowledge of BCCA as of the date hereof, there are no pending actions, either actual or threatened, relating to the Prior Intellectual Property which BCCA has not disclosed to Celator.

13.2 Celator Representations, Warranties and Covenants

Celator hereby represents, warrants and covenants to BCCA as follows:

(a)	Celator has been duly organized and is validly subsisting and in good standing in its jurisdiction of organization and has the power to carry on the business now being conducted by it;

(b)	Celator has the power, authority and capacity to enter into this Agreement and to carry the transactions contemplated by this Agreement, all of which have been duly and validly authorized by all requisite corporate proceedings, and this Agreement is a legal and valid obligation binding upon Celator and enforceable in accordance with its terms;

(c)	all personnel furnished by Celator to assist BCCA in the performance of the Work shall be qualified to perform the tasks and functions which they are assigned; and

(d)	Celator has not made and will not make any commitments to Third Parties inconsistent with or in derogation of Celator’s obligations under this Agreement and Celator is not subject to any obligations that would prevent it from entering into or carrying out its obligations under this Agreement.

13.3 No Other Warranties

(a)	THE WARRANTIES SET OUT IN SECTIONS 13.1 AND 13.2 AND ELSEWHERE IN THIS AGREEMENT ARE THE SOLE WARRANTIES MADE BY EITHER PARTY TO THE OTHER AND THERE ARE NO OTHER WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE WORK OR ANY DELIVERABLES OR SERVICES TO BE SUPPLIED HEREUNDER, INCLUDING, BUT NOT LIMITED TO ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

(b)	BCCA makes no representations, warranties or guarantees of any kind, either express or implied, with respect to the usefulness of any data or other results arising from the Work or with respect to any Confidential Information it may disclose to Celator. BCCA makes no representations, conditions or warranties, either express or implied with respect to the Prior Intellectual Property, Celator-Sponsored Intellectual Property or Royalty-Bearing Products. BCCA specifically disclaims any implied warranty, condition, or representation of non-infringement or merchantability or fitness for a particular purpose. Celator expressly and unconditionally assumes all risk with respect to its use of such Intellectual Property. Celator hereby acknowledges that the Work shall be of an experimental and exploratory nature, that BCCA does not guarantee any particular results from the performance of the Work, and that it has been advised by BCCA to undertake its own due diligence with respect to the Work to be performed by BCCA.

(c)	Celator makes no representations, warranties or guarantees of any kind, express or implied, with respect to any specifications, protocols, procedures or processes provided, specified or agreed to by Celator under this Agreement, and in particular, Celator makes no representation, warranty or guarantee that such specifications, protocols, procedures or processes shall be fit for any particular purpose, and BCCA shall be obligated to satisfy itself that such specifications, protocols, procedures and processes are suitable for and compatible with BCCA’s facilities and proposed Work under this Agreement.

13.4 No Consequential Damages

SAVE AND EXCEPT FOR THE INDEMNIFICATION OBLIGATIONS CONTAINED IN SECTION 14.1, NEITHER PARTY SHALL BE LIABLE FOR ANY LOST PROFITS, SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES SUFFERED BY THE OTHER PARTY ARISING FROM ANY DEFECT, ERROR OR FAILURE TO PERFORM UNDER THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, EVEN IF THE SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, PROVIDED THAT THE FOREGOING LIMITATION SHALL NOT APPLY WHERE ANY SUCH DAMAGES ARISE FROM THE WILFUL MISCONDUCT OF EITHER PARTY.

13.5 BCCA Limitation of Liability

Notwithstanding anything otherwise provided, BCCA’s total liability, whether under the express or implied terms of this Agreement, in tort (including negligence), or common law, for any loss or damage suffered by Celator, whether direct or indirect, special or any other similar or like damage that may arise or does arise from any breaches of this Agreement by BCCA, its board of directors, officers, employees, faculty, students and agents shall be limited to the amount of the royalty payments paid or that become payable by Celator to BCCA under this Agreement and to the fair market realizable value of the shares issued to BCCA by Celator.

Article 14 Indemnification

14.1 General Indemnities

(a)	Celator hereby agrees to defend, save harmless and indemnify BCCA and its respective directors, officers, employees, faculty, students and agents (in this subsection, the “BCCA Indemnified Parties”) from and against any and all Claims by Third Parties of whatsoever kind or nature (including but not limiting the generality of the foregoing, in respect of death, injury, loss or damage to any person or property) arising out of:

(i)	the receipt or use by Celator of any of BCCA’s Confidential Information, Celator-Sponsored Intellectual Property, and Prior Intellectual Property or any data or other results arising from the Project;

(ii)	the conduct of any clinical trials in which any Royalty-Bearing Product is used;

(iii)	the work of Celator personnel on BCCA premises pursuant to Subsection 3.13(c);

(iv)	products liability Claims arising from the manufacture, marketing, distribution and sale of any Royalty-Bearing Products, including recalls;

(v)	any breach by Celator of any of its representations, warranties or covenants made under this Agreement; or

(vi)	Celator’s negligence or wilful misconduct;

except to the proportionate extent that such Claims were caused by the negligence or wrongful misconduct of the BCCA Indemnified Parties or any of them or a breach of an express representation, warranty or covenant by BCCA Indemnified Parties.

14.2 Indemnification Procedure

If BCCA becomes aware of any written Claim against any Person indemnified under this Article 14 (in this section, an “Indemnified Person”) for which it reasonably believes that Celator may be required to indemnify such Person, BCCA shall, as soon as reasonably practicable after forming such belief, give notice of the Claim to Celator, including full particulars of the Claim to the extent known, provided, however, that the failure to give timely notice to the Celator as contemplated hereby shall not release Celator from any liability to indemnify any Persons indemnified under this Article 14, and the following shall apply:

(a)	Celator shall have the right, by prompt notice to the Indemnified Person, to assume the defence of the Claim with counsel reasonably satisfactory to the Indemnified Person, and at the cost of Celator;

(b)	if Celator does not so assume the defence of the Claim, the Indemnified Person may assume the defence with counsel of its choice at the sole expense of Celator;

(c)	if Celator assumes the defence of the Claim, the Indemnified Person may participate therein through counsel of its choice, but the cost of such counsel shall be borne solely by the Indemnified Person;

(d)	any party not assuming the defence of any such Claim shall render all reasonable assistance to the party assuming the defence, and all out-of-pocket costs of this assistance shall be borne solely by Celator; and

(e)	no Claim shall be settled other than by the party defending the Claim, and then only with the consent of the other party, which shall not be unreasonably withheld, provided, however, that the Indemnified Person shall have no obligation to consent to any settlement of any Claim which imposes on the Indemnified Person any liability or obligation which cannot be assumed and performed in full by Celator.

Article 15 Termination

15.1 Termination for Convenience

Either party may terminate this Agreement, in whole or in respect of a particular R&D Work Schedule, for convenience:

(a)	upon 120 days prior written notice delivered to the other party; or

(b)	in the event that either Dr. Bally or Dr. Mayer become unable or unwilling to continue the Work in respect of an R&D Work Schedule and a mutually acceptable substitute is not available, upon 60 days prior written notice delivered to the other party.

15.2 Termination for Breach

(a)	Either party may terminate this Agreement, in whole or in respect of a particular R&D Work Schedule, if the other party commits any material breach or material default in any of the terms or conditions of this Agreement and:

(i)	such breach or default is reasonably curable within 45 days after receipt of notice thereof and such breach or default is not cured within 45 days after receipt of written notice thereof; or

(ii)	such default is not reasonably curable within 45 days after receipt of written notice thereof and such breach or default is not cured within such further period as may be reasonably necessary for the curing of such breach or default.

The party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement or the particular R&D Work Schedule by sending notice of the termination in writing to the other party to such effect and such termination shall be effective as of the date of the receipt of such notice.

15.3 Termination on Bankruptcy

Either party may terminate this Agreement if at any time during the Term the other party files in any court or agency pursuant to any statute or regulation of Canada or any province thereof, or of any individual state or foreign country:

(a)	a petition in bankruptcy or insolvency;

(b)	a petition for reorganization in connection with a bankruptcy or insolvency;

(c)	a petition for an arrangement in connection with a bankruptcy or insolvency;

(d)	a petition for the appointment of a receiver or trustee of the party or of its assets;

(e)	if the other party proposes a written agreement of composition or extension of its debts;

(f)	if the other party is served with an involuntary petition against it, filed in any insolvency proceeding, and the petition is not dismissed within 60 days after the filing thereof;

(g)	if the other party proposes or is a party to any dissolution or liquidation; or

(h)	if the other party makes an assignment for the benefit of creditors.

Termination by a party under this Section 15.3 will be considered termination for breach under Section 15.2 except that no notice and cure time for the breach shall be required, and the consequences of termination and parties’ respective rights and remedies will be as set out in Section 15.2

15.4 Costs on Termination

If this Agreement is terminated by either party prior to Acceptance of any Work by Celator, for any reason except a breach hereof by BCCA, Celator shall pay BCCA for all Work performed by BCCA prior to the effective date of such termination, in such amount as may be agreed between the parties. For greater certainty, such costs shall include all non-cancellable obligations of BCCA, including payments in lieu of reasonable notice for BCCA Personnel assigned to the Work who cannot be re-assigned to another project of BCCA. In the event that amounts have been paid in excess of the amount owing, BCCA shall refund to Celator any amounts it has received from Celator in excess of those owing hereunder.

15.5 Transfer of Technology

(a)	On expiration or earlier termination of this Agreement, in whole, through any means and for any reason, BCCA shall provide Celator at Celator’s cost with reasonable co-operation and assistance in the transfer of copies or drafts, to the extent they exist, Prior Intellectual Property and Celator-Sponsored Intellectual Property assigned or licensed to Celator under this Agreement, to the extent not already transferred to Celator as required to enable Celator’s reasonably competent staff to use such Intellectual Property in the commercialisation of Royalty-Bearing Products.

(b)	On expiration or earlier termination of this Agreement, in whole or in respect of a particular R&D Work Schedule, through any means and for any reason, BCCA shall at Celator’s cost provide Celator with reasonable co-operation and assistance in the transfer of copies or drafts, to the extent they exist, of any Deliverables and Work in progress relating to the subject matter of the termination, in a form and with content reasonably satisfactory to Celator, as required to enable Celator’s reasonably competent staff to assume the conduct of such Work.

(c)	Following transfer of the Intellectual Property and other information under Subsections 15.5(a) and 15.5(b), at such time and place as may be mutually agreed by the parties, BCCA shall conduct a technical review meeting with Celator to address issues raised by Celator regarding the Intellectual Property, Deliverables and Work so transferred.

15.6 Return of Confidential Information

On expiration or earlier termination of this Agreement, each party shall:

(a)	promptly cease all use of the Confidential Information of the other party and ensure that its employees cease all use thereof; and

(b)	upon written request of the other party,

(i)	return to the other party all copies of the Confidential Information of the other party in its control or possession, subject to the retention of one (1) complete copy for archival purposes and to satisfy any applicable legal requirements; and

(ii)	destroy any and all copies or other reproductions or extracts of the Confidential Information of the other party and all other documents, computer files, memoranda, notes or other writings prepared based on such Confidential Information;

except to the extent that any such Confidential information is required by the parties to perform any surviving obligations under this Agreement.

15.7 Payment on Termination

Upon termination of this Agreement, Celator shall pay to BCCA all sums that are due pursuant to Article 5.

15.8 Survival

Expiration or earlier termination of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto, including, but not limited to, the obligations to continue the Work as set out in Article 3 until the effective date of such termination and the obligation to pay money under Article 5. Notwithstanding the expiration or earlier termination of this Agreement, the following provisions shall survive the expiration or earlier termination of this Agreement and such termination shall be without prejudice to the rights and remedies of either party with respect to the antecedent breach of any of the provisions of this Agreement:

(a)	Article 1 (Interpretation);

(b)	Section 3.12 (Research Samples);

(c)	Article 6 (Royalty Payments);

(d)	Article 7 (Taxes) except Subsection 7.1(c);

(e)	Article 8 (Intellectual Property);

(f)	Article 9 (Patents; Prosecution and Litigation);

(g)	Article 10 (Confidentiality; Publicity; Publications);

(h)	Section 11.1 (Maintenance of Research Records);

(i)	Section 12.3 (Regulatory Approvals) and Section 12.4 (Recalls);

(j)	Article 13 (Representations, Warranties and Covenants);

(k)	Article 14 (Indemnification);

(l)	Article 15 (Termination); and

(m)	Article 16 (General Provisions).

Article 16 General Provisions

16.1 Amendments

No party shall claim any amendment, modification, or release from any provision hereof by mutual agreement, acknowledgement or acceptance or purchase order forms or otherwise, unless in writing signed by an authorised representative of each party.

16.2 Assignment

This Agreement shall not be assigned by any party, in whole or in part, without the prior written consent of the other party, which consent shall not be unreasonably withheld, provided, however, that Celator may assign its rights and obligations pursuant to this Agreement to:

(a)	any of its Affiliates;

(b)	any Third Party with which it may merge or consolidate; or

(c)	any Third Party to which it may transfer substantially all of its assets

(any and all of the aforementioned being an “Assignee”)

provided that, at or prior to the time of such assignment such Assignee shall, by an agreement in writing in form and substance satisfactory to BCCA, agree to be bound by the terms of this Agreement as if such Assignee had entered into this Agreement in the place and stead of Celator, to assume, observe, perform and be bound by, jointly and severally with Celator, all the obligations and liabilities of Celator under this Agreement, and provided that Celator and the Assignee shall at all times be jointly and severally liable for any loss, damage or expense arising out of the breach of this Agreement.

16.3 Counterparts; Facsimile

This Agreement may be executed in any number of counterparts (either originally or by facsimile), each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

16.4 Dispute Resolution

In the event of any dispute arising between the parties concerning this Agreement, its enforceability, or its interpretation, the following procedure shall apply:

(a)	Prior to engaging in any formal dispute resolution with respect to any dispute, controversy or claim arising out of or in relation to this Agreement or the breach, termination or invalidity of this Agreement (each, a “Dispute”), the Chief Executive Officers of the parties shall attempt to resolve the Dispute for a period not less than 30 days.

(b)	Except any Dispute with respect to Intellectual Property matters, any Dispute that cannot be settled amicably by agreement of the parties pursuant to Subsection (a) shall be finally settled by a single arbitrator appointed pursuant to the provisions of the Commercial Arbitration Act of British Columbia, or any successor legislation then in force, provided that the appointed arbitrator shall have appropriate experience in the biopharmaceutical industry.

(c)	The place of arbitration shall be Vancouver, British Columbia, Canada and the language to be used in the arbitration proceedings shall be English.

(d)	The award rendered in any arbitration shall be final and binding upon both parties. The judgement rendered by the arbitrator(s) shall include costs of arbitration, reasonable legal fees and reasonable costs for any expert and other witnesses.

(e)	Nothing in this Agreement shall be deemed as preventing either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of the Dispute as necessary to protect either party’s name, Confidential Information or Intellectual Property.

(f)	Notwithstanding the provisions of Subsections 16.4(b) through 16.4(e) inclusive, either party shall be free to submit any Dispute relating to Intellectual Property matters to any court having jurisdiction over the parties and the subject matter of the Dispute and to seek such relief and remedies as are available in that court.

16.5 Enurement

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their successors and permitted assigns.

16.6 Further Assurances

The parties shall execute and deliver such further instruments and do such further acts as may be required to implement the intent of this Agreement.

16.7 Independent Legal Advice

The parties hereto each acknowledge that they have not relied upon the other party to this Agreement for advice, whether legal or otherwise, in connection with this Agreement and the parties hereto further acknowledge that they have each been advised to seek independent legal advice with respect to same.

16.8 Injunction

Each party agrees that the other parties may be irreparably damaged if any provision of this Agreement is not performed in accordance with its terms. Accordingly, each party will be entitled to apply for an injunction or injunctions to prevent breaches of any of the provisions of this Agreement by the other parties, without showing or proving any actual or threatened damage, notwithstanding any rule of law or equity to the contrary, and may specifically enforce such provisions by an action instituted in a court having jurisdiction. These specific remedies are in addition to any other remedy to which the parties may be entitled at law or in equity.

16.9 Insurance

(a)	Celator shall, without limiting its obligations and liabilities herein, obtain and maintain at its own expense comprehensive or commercial general liability insurance including, but not necessarily limited to, blanket contractual liability, products and completed operations liability. Such coverage shall be written on an occurrence basis in an amount not less than $2,000,000 for any one occurrence or in the aggregate with respect to products and completed operations and shall be with insurers licensed in the Province of British Columbia. Such insurance shall include the BCCA, its directors, officers, employees (and volunteers if applicable), students and agents as additional insureds and shall provide 30 days written notice of cancellation or material change to BCCA. Celator shall provide evidence of such coverage to BCCA prior to commencement of any Work to be performed under this Agreement and such evidence shall be in a form satisfactory to BCCA. BCCA may request from time to time further evidence of coverage and/or certified copies of policies and Celator agrees to provide same.

(b)	In the event that Celator conducts clinical trials on products containing Celator-Sponsored Intellectual Property, Celator shall procure insurance coverage written on an occurrence basis in an amount not less than $10,000,000. If Celator fails to obtain such insurance coverage on an timely basis, BCCA shall have the option, but not the obligation, to obtain such insurance coverage and Celator shall promptly reimburse BCCA the cost thereof.

(c)	BCCA shall obtain and maintain comprehensive or commercial general liability insurance, including but not necessarily limited to, blanket contractual liability written in an amount not less than $2,000,000 per occurrence. BCCA shall also obtain and maintain “all risks” property insurance covering machinery and equipment owned by BCCA, including loaned equipment provided by Celator pursuant to Section 3.11.

(d)	Notwithstanding anything contained in this Section 16.9, Celator acknowledges that BCCA is insured for “all risk” property insurance and comprehensive/commercial general liability coverage as a member entity under the provisions of the Health Care Protection Program (HCPP) and Celator confirms that BCCA is deemed to be in compliance with the provisions of Section 16.9(b) provided that BCCA remains insured under HCPP throughout the term of this Agreement.

16.10 Interest

Celator shall pay interest on all amounts not paid when due under this Agreement calculated on the basis of the prime rate offered by the Bank of Montreal offered to its best customers plus 4% per annum on the outstanding balance, calculated and compounded monthly, or pro-rated portion thereof, from the date such amounts become due and payable.

16.11 Notices

All notices or other documents that either of the parties hereto are required or may desire to deliver to the other party hereto may be delivered only by: personal delivery; by registered or certified mail (return receipt requested and postage prepaid); express courier service (receipt verified); or facsimile transmission (with confirmation notice sent as described above) at the address for such party set forth below or at such other address as that party may hereinafter designate in writing to the other. Any notice shall be deemed to have been received:

(a)	on the date of delivery, if delivered personally or by express courier;

(b)	on the fifth Business Day following the date of mailing if sent by registered or certified mail; or

(c)	on the next Business Day following the date of transmission if sent by facsimile transmission.

If to Celator: Celator Technologies Incorporated 604 West Broadway Vancouver, British Columbia V5Z 1G1 CANADA Attention: Chief Executive Officer Telephone: (604) 708-5858 Facsimile: (604) 708-5883

With a copy to:

Farris, Vaughan, Wills & Murphy

P.O. Box 10026, Pacific Centre South

Toronto Dominion Bank Tower

700 West Georgia Street, 26th Floor

Vancouver, British Columbia

V7Y 1B3 CANADA

Attention:       R. Hector MacKay-Dunn

Telephone:     (604) 684-9151

Facsimile:      (604) 661-9349

If to BCCA:

British Columbia Cancer Agency

600 West 10th Avenue

Vancouver, British Columbia

V5Z 4E6 CANADA

General Matters:

Attention:       Chief Executive Office

Telephone:     (604) 877-6000

Facsimile:      (604) 877-6063

Scientific Matters:

Attention:       Dr. Lawrence Mayer

                          Department of Advanced Therapeutics

Telephone:     (604) 877-6098 ext. 3153

Facsimile:      (604) 877-6063

Financial Matters:

Attention:       Finance Department

Telephone:     (604) 877-6042

Facsimile:      (604) 877-6063

With a copy to: Alexander Holburn Beaudin & Lang 2700-700 West Georgia Street Vancouver, BC V7Y 1B8 CANADA Attention: F. Stuart Lang Telephone: (604) 643-2122 Facsimile: (604) 669-7642

16.12 No Waiver

No condoning, excusing or overlooking by any party of any default or breach by the another party in respect of any terms of this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default or breach, and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

16.13 Relationship of Parties

It is not the intent of the parties hereto to form any partnership or joint venture. Each party shall, in relation to its obligations hereunder, be deemed to be and shall be an independent contractor, and nothing in this Agreement shall be construed to give such party the power or authority to act as agent for the other parties for any purpose, or to bind or commit the other parties in any way whatsoever.

16.14 Rights and Remedies

The rights and remedies available under this Agreement shall be cumulative and not alternative and shall be in addition to and not a limitation of any rights and remedies otherwise available to the parties at law or in equity. No exercise of a specific right or remedy by any party precludes it from or prejudices it in exercising another right or pursuing another remedy or maintaining an action to which it may otherwise be entitled either at law or in equity.

16.15 Severability

In the event that any article, section, clause, paragraph or subparagraph of this Agreement shall be held to be indefinite, invalid, illegal or otherwise voidable or unenforceable for any reason whatsoever, the unenforceability or invalidity shall not affect the enforceability or the validity of the remaining portions of this Agreement, and such unenforceable or invalid article, section, clause, paragraph or subparagraph shall be severable from the remainder of this Agreement.

IN WITNESS WHEREOF the parties hereto have hereunto executed this Agreement effective as of the beginning of the Initial Term, regardless of the date of execution.

CELATOR TECHNOLOGIES INCORPORATED by its authorised signatory:	BRITISH COLUMBIA CANCER AGENCY by its authorised signatory:

/s/ Lawrence D. Mayer	/s/ Simon Sutcliffe
Lawrence D. Mayer, PhD. Founder, Director and C.E.O.	Dr. Simon Sutcliffe, M.D.

Date: May 10, 2001	Date: November 5, 2001

/s/ Marcel Bally
Marcel Bally, PhD. Founder, Director and C.S.O.

Date: May 20, 2001

EXHIBIT A

RESEARCH AND DEVELOPMENT (R&D) WORK SCHEDULE

This R&D Work Schedule forms a part of the Collaborative Research Agreement between Celator Technologies Incorporated (“Celator”) and British Columbia Cancer Agency (“BCCA”) dated                                      (the “Agreement”).

Principal Investigator:
Department:
Telephone:
Facsimile:
e-mail:

1.	DESCRIPTION OF THE WORK

1.1	Services. The Services to be performed under the Agreement shall comprise the following:

1.2	Deliverables. The Deliverables to be delivered by BCCA to Celator shall comprise the following:

1.3	Research Samples. Celator shall provide the following Research Samples to BCCA, the receipt of which shall be acknowledged in writing, in connection with the performance of the Work under the Agreement:

2.	PAYMENT AND TIMETABLE

2.1	Payment Amount. The Payment Amount payable by Celator to BCCA on Acceptance of the Work set out in this R&D Work Schedule shall be a total of $ in accordance with the attached budget submitted by BCCA to Celator.

2.2	Delivery Schedule. The Work shall be performed and completed by BCCA:

☐	by [date]; or

☐	in accordance with the following milestone schedule:

MILESTONE	DELIVERY DATE	AMOUNT DUE	INDICATION OF ACCEPTANCE
[description of that portion of the Work comprising each milestone and any Deliverables to be delivered at such milestone]	[date by which such milestone must be completed by BCCA]	[amount due from Celator upon Acceptance of the Work for such milestone]	[signature of Celator’s investigator indicating acceptance of work for such milestone]

This R&D Work Schedule is agreed to between the parties as of the dates set forth below.

CELATOR TECHNOLOGIES INCORPORATED

by its authorised signatory:

_______________________________________

Lawrence D. Mayer, PhD.

Founder, Director and C.E.O.

Date:     ________________________________

_______________________________________

Marcel Bally, PhD.

Founder, Director and C.S.O.

Date:     ________________________________

BRITISH COLUMBIA CANCER AGENCY by its authorised signatory: _______________________________________ Dr. Simon Sutcliffe, M.D. Date: ________________________________

Notice of Completion received on: _____________________________ (Date)

Accepted by Celator on: _____________________________ (Date)

EXHIBIT B

PRIOR INTELLECTUAL PROPERTY

Inventions

Invention Title	Named Inventors	Date of Invention Disclosure

Lipid Carrier Compositions with protected surface reactive functions	Marcel Bally, Lawrence Mayer, Wai Ming Li	November 23, 1999

Low cholesterol containing liposomes for use in drug delivery	Marcel Bally, Lawrence Mayer, Nancy Dos Santos, Ludger Ichenstein	August 31, 2000

Cryostable liposome compositions	Lawrence Mayer, Marcel Bally, Ludger Ichenstein, Nancy Dos Santos	December 11, 2000

Method for encapsulation of anticancer drugs in cholesterol free liposomes	Lawrence Mayer, Marcel Bally, Nancy Dos Santos	August 31, 2000

A hybrid CTL-epitope delivery system comprising a liposomal formulation of the antenopedia homeodoman	Ghania Chikh, Marcel Bally, Marie-Paule Redelmeier-Schutze	February 27, 2001

DNA-triggered drug release from liposomes for tumor specific drug delivery	Lawrence Mayer, Marcel Bally	December 11, 2000

Patents and Patent Applications

Patent Title	Priority Date	Patent No.	Serial No.	Issue Date	Status	Named Inventors	Ownership

Lipid Carrier Compositions with protected surface reactive functions	Dec. 10/99	N/A	9458957	N/A	PCT phase	Lawrence Mayer, Marcel Bally, Gigi Chiu, Wai Ming Li

Low Cholesterol containing liposomes for controlled drug delivery	May 10/00	N/A	60203399	N/A	US provisional application	Marcel Bally, Lawrence Mayer, Nancy Dos Santos

EXHIBIT C

MILESTONES FOR ASSIGNMENT OF

CELATOR-SPONSORED INTELLECTUAL PROPERTY

A	Corporate Governance

The corporate governance of Celator shall be established in accordance with the attached guidelines released by the Toronto Stock Exchange (“TSE”) in the 1994 Dey report “Where Were the Directors” to the extent adopted by the majority of companies that comprise the TSE biotech subindex.

(See for reference: http://tse.com/cgibin/uni_framset.cgi?content=news/news_rel/news_187.html)

B	Financial Stability

Celator shall achieve all of the following criteria of financial stability:

1.	Solvency Test

•	Sufficient operating capital for 12 months of operating at the forecast burn rate.

2.	Capitalization (fundraising)

•	Cumulative $10 million Canadian raised through private and/or public offering of Celator securities.

C	Commercial Development of Intellectual Property

1.	Clinical Trials

•	One of Celator’s product candidates containing Celator-Sponsored Intellectual Property shall receive authorization to commence a Phase I clinical trial.

CURRENT TSE GUIDELINES

The TSE adopted the 1994 Corporate Governance Committee’s 14 recommendations as best practice guidelines, rather than hard and fast rules. Every year, listed companies must disclose and explain any differences between their corporate governance practices and the guidelines.

Guidelines in Section 474 of the TSE Company Manual

1. The board of directors of every corporation should explicitly assume responsibility for the stewardship of the corporation and, as part of the overall stewardship responsibility, should assume responsibility for the following matters:

a) adoption of a strategic planning process;

b) the identification of the principal risks of the corporation’s business and ensuring the implementation of appropriate systems to manage these risks;

c) succession planning, including appointing, training and monitoring senior management;

d) a communications policy for the corporation; and

e) the integrity of the corporation’s internal control and management information systems.

2. The board of directors of every corporation should be constituted with a majority of individuals who qualify as unrelated directors. An unrelated director is a director who is independent of management and is free from any interest and any business or other relationship which could, or could reasonably be perceived to, materially interfere with the director’s ability to act with a view to the best interests of the corporation, other than interests and relationships arising from shareholding.

A related director is a director who is not an unrelated director. If the corporation has a significant shareholder, in addition to a majority of unrelated directors, the board should include a number of directors who do not have interests in or relationships with either the corporation or the significant shareholder and which fairly reflects the investment in the corporation by shareholders other than the significant shareholder. A significant shareholder is a shareholder with the ability to exercise a majority of the votes for the election of the board of directors.

3. The application of the definition of “unrelated director” to the circumstances of each individual director should be the responsibility of the board which will be required to disclose on an annual basis whether the board has a majority of unrelated directors or, in the case of a corporation with a significant shareholder, whether the board is constituted with the appropriate number of directors which are not related to either the corporation or the significant shareholder. Management directors are related directors. The board will also be required to disclose on an annual basis the analysis of the application of the principles supporting this conclusion.

4. The board of directors of every corporation should appoint a committee of directors composed exclusively of outside, i.e., non-management, directors, a majority of whom are unrelated directors, with the responsibility for proposing to the full board new nominees to the board and for assessing directors on an ongoing basis.

5. Every board of directors should implement a process to be carried out by the nominating committee or other appropriate committee for assessing the effectiveness of the board as a whole, the committees of the board and the contribution of individual directors.

6. Every corporation, as an integral element of the process for appointing new directors, should provide an orientation and education program for new recruits to the board.

7. Every board of directors should examine its size and, with a view to determining the impact of the number upon effectiveness, undertake where appropriate, a program to reduce the number of directors to a number which facilitates more effective decision-making.

8. The board of directors should review the adequacy and form of the compensation of directors and ensure the compensation realistically reflects the responsibilities and risk involved in being an effective director.

9. Committees of the board of directors should generally be composed of outside directors, a majority of whom are unrelated directors, although some board committees, such as the executive committee, may include one or more inside directors.

10. Every board of directors should expressly assume responsibility for, or assign to a committee of directors the general responsibility for, developing the corporation’s approach to governance issues. This committee would, amongst other things, be responsible for the corporation’s response to these governance guidelines.

11. The board of directors, together with the CEO, should develop position descriptions for the board and for the CEO, involving the definition of the limits to management’s responsibilities. In addition, the board should approve or develop the corporate objectives which the CEO is responsible for meeting.

12. Every board of directors should have in place appropriate structures and procedures to ensure that the board can function independently of management. An appropriate structure would be to (i) appoint a chair of the board who is not a member of management with responsibility to ensure the board discharges its responsibilities or (ii) adopt alternate means such as assigning this responsibility to a committee of the board or to a director, sometimes referred to as the “lead director”. Appropriate procedures may involve the board meeting on a regular basis without management present or may involve expressly assigning the responsibility for administering the board’s relationship to management to a committee of the board.

13. The audit committee of every board of directors should be composed only of outside directors. The roles and responsibilities of the audit committee should be specifically defined so as to provide appropriate guidance to audit committee members as to their duties. The audit committee should have direct communication channels with the internal and external auditors to discuss and review specific issues as appropriate. The audit committee duties should include oversight responsibility for management reporting on internal control. While it is management’s responsibility to design and implement an effective system of internal control, it is the responsibility of the audit committee to ensure that management has done so.

14. The board of directors should implement a system which enables an individual director to engage an outside advisor at the expense of the corporation in appropriate circumstances. The engagement of the outside advisor should be subject to the approval of an appropriate committee of the board.